Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We have read James River Bankshares, Inc.'s statements included under Item 4 of its Form 8-K/A dated February 22, 1999 and, with respect to matters involving Goodman & Company, L.L.P., we agree with such statements.

/s/GOODMAN & COMPANY, L.L.P.

Norfolk, Virginia
February 22, 1999